Exhibit 3.2

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

GREEKTOWN HOLDINGS, L.L.C.

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into effective as of the 20th day of December, 2013, by Greektown Mothership LLC, a Delaware limited liability company (the "Sole Member"), the sole member of Greektown Holdings, L.L.C, a Michigan limited liability company (the "Company").

RECITALS

A.                 WHEREAS, the Company and certain of its previous members are parties to the Operating Agreement of the Company, dated as of November 28, 2005, as amended by the First Amendment to Operating Agreement dated as of April 2008 (the "Prior Agreement"); and

B.                  WHEREAS, the Company and Sole Member desire to amend and restate the Prior Agreement in its entirety and for this Agreement to supersede the Prior Agreement in its entirety.

C.                  NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. ORGANIZATION

1.1.            Formation.

The Company was organized as a Michigan limited liability company pursuant to the Michigan Limited Liability Company Act (the "Act") by the filing of Articles of Organization (the "Articles") with the Administrator (as hereinafter defined) on September 15, 2005.

1.2.            Name.

The name of the Company is Greektown Holdings, L.L.C The Company may also conduct its business under one or more assumed names.

1.3.            Purposes.

The purpose or purposes for which the Company was formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Act.

1.4.            Duration.

The Company shall continue in existence perpetually or the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.5.            Offices and Resident Agent.

The principal office of the Company shall be at such office within or without the State of Michigan as the Managers may from time to time determine. The Resident Agent and Registered Office of the Company shall be as designated in the Articles or any amendment thereof.

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1.6.            Definitions.

The terms set forth below shall have the following meanings when used in this Agreement:

(a)                "Act" has the meaning set forth in Section 1.1 above.

(b)               "Administrator" means the Director of the Department of Licensing and Regulatory Affairs, Bureau of Commercial Services of the State of Michigan or his or her designated representative.

(c)                "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

(d)               "Articles" has the meaning set forth in Section 1.1 above.

(e)                "Company" has the meaning set forth in the introductory paragraph of this

Agreement.

(f)                "Indemnified Person" has the meaning set forth in Section 5.1(a).

(g)                "Manager" has the meaning set forth in Section 4.1(a).

(h)               "Person" means an individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other entity or organization (including any governmental entity.

(i) "Sole Member" has the meaning set forth in the introductory paragraph of this Agreement.

ARTICLE 2. BOOKS, RECORDS AND ACCOUNTING

2.1.             Books and Records.

The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall be kept at Company's principal office.

2.2.             Fiscal Year; Accounting.

The Company's fiscal year shall end on December 31. The particular accounting methods and principles to be followed by the Company shall be chosen by the Managers.

ARTICLE 3. CAPITAL CONTRIBUTIONS

3.1.            Capital Contributions.

The Sole Member may contribute to the capital of the Company such amounts as he may determine to be necessary or appropriate to conduct the business or carry out the purposes of the Company.

3.2.            Certificates.

Membership interests issued hereunder may be certificated. If the Sole Member determines that membership interests here under will be certificated, the Sole Member shall approve a specimen form of certificate and issue to the members such certificates specifying the amount of membership interests held by each member.

3.3.            Loans.

In the event that the Company requires additional funds to meet its obligations the Company may borrow such funds from any party.

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ARTICLE 4. MANAGEMENT

4.1.            Management of Company.

(a)               The business and affairs of the Company will be managed, to the fullest extent allowed by law, by one or more Managers (individually, "Manager" and collectively, "Managers"). The Managers shall be elected by the Sole Member and shall continue in such capacity until designated otherwise by a resolution adopted by the Sole Member. The Managers shall serve at the will and pleasure of the Sole Member. The initial manager shall be Daniel Gilbert.

(b)               The Managers may appoint such officers, who may but need not be members, to such terms and to perform such functions as the Managers shall determine in their sole discretion. The Managers may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Managers may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Managers may from time to time deem appropriate in their sole discretion.

4.2.            Liability.

Any Manager or officer shall not be liable to the Company or to any other person (and such person's interest in the Company, and in the property and assets of the Company, shall be free of any claims by the Company and the Sole Member) by reason of any act performed for or on behalf of the Company or in furtherance of the Company's business, except that this provision does not eliminate or limit the liability of any Manager or officer to the extent such elimination or limitation is not permitted by the Act.

ARTICLE 5. INDEMNIFICATION

5.1.            Indemnification of Managers, Members, Officers, and Others.

(a)               The Company hereby agrees to indemnify and hold harmless any Person (each, an "Indemnified Person") to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person's affiliates) by reason of the fact that such Person is or was a member or an officer of the Company (and, in the sole discretion of the Managers, any Person that is or was serving as an employee or agent of the Company or is or was serving at the request of the Company as an officer, manager, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise) or is the general partner of any subsidiary of the Company (including any representative, officer, director, manager, owner, principal, employee or agent of any such general partner); provided that (unless the Managers otherwise consent) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person's or its affiliates' willful misconduct or knowing violation of law, or for any breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates contained herein or in any other agreement with the Company. Expenses, including attorneys' fees, incurred by any such Indemnified Person in defending a proceeding shall to the extent of available funds be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Managers by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)               The right to indemnification and the advancement of expenses conferred in this Section 5.1 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Managers or otherwise.

(c)               The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 5.1(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 5.1.

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(d)               Notwithstanding anything contained herein to the contrary (including in this Section 5.1), any indemnity by the Company relating to the matters covered in this Section 5.1 shall be provided out of and to the extent of Company assets only and no member (unless such member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

(e) If this Section 5.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 5.1 to the fullest extent permitted by any applicable portion of this Section 5.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 6. DISSOLUTION AND WINDING UP

6.1.            Dissolution.

The Company shall dissolve and its affairs shall be wound up upon the decision of the Sole Member to dissolve the Company, or any other event that, under the Act, requires the dissolution of the Company.

6.2.            Winding Up.

Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, and then to the Sole Member. Such proceeds shall be paid to such member within ninety (90) days after the date of winding up.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1.            Article and Section Headings.

The Article and Section headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

7.2.            Entire Agreement.

This Agreement constitutes the entire operating agreement of the Company.

7.3.            Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of M ichigan, without regard to application of conflict of laws principles.

7.4.            Amendment.

This Agreement may be amended at any time and by any means by the Sole Member.

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IN WITNESS WHEREOF, the undersigned makes and executes this First Amended and Restated Operating Agreement as of the date first above written.

THE COMPANY

GREEKTOWN HOLDINGS, L.L.C.

By: /s/ GLEN TOMASZEWSKI

Name: Glen Tomaszewski

Its: Senior Vice President, Chief Financial Officer

and Treasurer

SOLE MEMBER

GREEKTOWN MOTHERSHIP LLC

By: /s/ MATTHEW CULLEN

Name: Matthew Cullen

Its: President